THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT
THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Third Amendment”), dated as of February 25, 2021, by and among TITAN INTERNATIONAL, INC., a Delaware corporation (“Titan International”), TITAN WHEEL CORPORATION OF ILLINOIS, an Illinois corporation (“Titan Wheel”), TITAN TIRE CORPORATION, an Illinois corporation (“Titan Tire”), TITAN TIRE CORPORATION OF FREEPORT, an Illinois corporation (“Titan Freeport”), TITAN TIRE CORPORATION OF BRYAN, an Ohio corporation (“Titan Bryan”), TITAN TIRE CORPORATION OF UNION CITY, a Tennessee corporation (“Titan Union City”), and TITAN MARKETING SERVICES, LLC, an Illinois limited liability company (“Titan Marketing”; and together with Titan International, Titan Wheel, Titan Tire, Titan Freeport, Titan Bryan and Titan Union City, collectively, “Borrowers”), BMO HARRIS BANK N.A., as agent for the Lenders (in such capacity, “Agent”) and the Lenders signatory hereto. Capitalized words and terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as hereinafter defined).
BACKGROUND
A.    Borrowers, the Lenders signatory thereto and Agent are parties to that certain Credit and Security Agreement dated as of February 17, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
B.    Borrowers have requested that Agent and the Lenders amend certain provisions of the Credit Agreement as more specifically set forth herein.
C.    Subject to the terms and conditions set forth herein, Agent and each of the Lenders are willing to enter into this Third Amendment.
NOW THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendment. On the Third Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:
(a)The following definitions are added to Section 1.1 of the Credit Agreement in alphabetical order:
Available Tenor: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.11.

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Benchmark: initially, LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or (b) of Section 3.11.
Benchmark Replacement: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(i)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(ii)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(iii)the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion (display of the alternate benchmark rate is preferred but not required in the case of clause (3)); provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
Benchmark Replacement Adjustment: with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

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(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:
(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.
Benchmark Replacement Conforming Changes: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate, from time to time, to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark

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Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents) which changes may in Agent’s discretion, and with Agent’s sole authorization, be memorialized in one or more written amendments hereto as such conforming changes are made by the Agent pursuant hereto.
Benchmark Replacement Date: the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark provided for herein (or such component thereof);
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)in the case of a Term SOFR Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrowers pursuant to Section 3.11(b); or
(4)in the case of an Early Opt-in Election, the 6th Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. on the 5th Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
Benchmark Transition Event: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark provided for herein (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication,

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there is no successor administrator that will continue to provide any Available Tenor of such Benchmark provided for herein (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark provided for herein (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark provided for herein (or such component thereof) or
(3)a public statement or publication of information by the Agent or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark provided for herein (or such component thereof) are (a) no longer representative or (b) not ascertainable by adequate and fair means.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark provided for herein (or the published component used in the calculation thereof).
Benchmark Unavailability Period: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11.
Beneficial Ownership Certification: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.
Consolidated Cash Balance: at any time, (a) the aggregate amount of cash and Cash Equivalents held or controlled by Borrowers minus (b) the sum of (i) Cash Collateral that is Cash Collateralizing Obligations in accordance with this Agreement plus (ii) any outstanding checks

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and similar payment items issued by Borrowers in the ordinary course of business and pending electronic funds transfers of Borrowers.
Corresponding Tenor: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.
Daily Simple SOFR: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent, in its reasonable discretion, in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
Division: the creation of one or more new limited liability companies by means of any statutory division of a limited liability company pursuant to any applicable limited liability company act or similar statue of any jurisdiction. “Divide” shall have the corresponding meaning.
Early Opt-in Election: if the then-current Benchmark is LIBOR, the occurrence of:
(1)a notification by the Agent to (or the request by the Borrowers to the Agent to notify) each of the other parties hereto that at least five (5) currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice are publicly available for review), and
(2)the joint election by the Agent and the Borrowers to trigger a fallback from LIBOR and the provision by the Agent of written notice of such election to the Lenders.
Floor: the benchmark rate floor, being 0.50%, provided herein (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.
FRB: the Board of Governors of the Federal Reserve System of the United States.
ISDA Definitions: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
NYFRB: the Federal Reserve Bank of New York.
NYFRB’s Website: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

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Reference Time: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two (2) London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Agent in its reasonable discretion.
Relevant Governmental Body: the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB, or any successor thereto.
SOFR: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
SOFR Administrator: the NYFRB (or a successor administrator of SOFR).
SOFR Administrator’s Website: the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for SOFR identified as such by the SOFR Administrator from time to time.
Term SOFR: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
Term SOFR Event: the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.11 that is not Term SOFR.
Term SOFR Notice: a notification by the Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Event.
Third Amendment Effective Date: February 25, 2021.
Unadjusted Benchmark Replacement: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
i.The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
Accounts Formula Amount: the sum of (x) 85% of the Value of Eligible Accounts (including Insured Eligible Accounts) plus (y) the lesser of (i) of $5,000,000 and (ii) 85% of the Value of Dated Eligible Accounts (including Insured Dated Eligible Accounts) plus (z) the lesser of (i) the sum of (A) 5% of the Value of Insured Dated Eligible Accounts plus (B) 5% of the Value of Insured Eligible Accounts and (ii) $1,000,000.

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Agent Fee Letter: those certain fee letters dated as of February 17, 2017, May 17, 2019 and February 25, 2021, by and between Agent and Titan International.
Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Average Availability for the prior Fiscal Quarter, subject to the below:

Level	Average Availability	Base Rate Loans	LIBOR Loans
I	> $30,000,000	0.75%	1.75%
II	≤ $30,000,000 $15,000,000	1.00%	2.00%
III	≤ $15,000,000	1.25%	2.25%

The Applicable Margins shall be subject to change upon receipt by Agent pursuant to Section 8.1 of the Borrowing Base Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the Fiscal Quarter following the Fiscal Quarter to which the Borrowing Base Certificate applies. If, by the first day of a month any Borrowing Base Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the Applicable Margins shall be determined as if Level III were applicable, from such day until the first day of the month following actual receipt, at which time the Applicable Margins shall be determined in accordance with the grid above based on such Borrowing Base Certificate received Beginning on the Third Amendment Effective Date until the Borrowing Base Certificate for the calendar month ending March 31, 2021 is due, the Applicable Margin shall be determined as if Level II were applicable.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition (including by Division) of Property of a Borrower, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments. The Commitments as of the Third Amendment Effective Date shall be $100,000,000.
Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than the greater of 10.0% of the Commitments at any time and $10,000,000; and (b) continuing until, during the preceding thirty (30) consecutive days, no Event of Default has existed and Average Availability is equal to or more than the greater of 10.0% of the Commitments and $10,000,000 for such period; provided, that the Borrowers shall not be permitted to cure an event giving rise to a Dominion Trigger Period more than two (2) times in any Fiscal Year.
Fixed Charge Trigger Period: The period commencing on the day that Availability is less than the greater of (a) $10,000,000 and (b) ten percent (10%) of the Commitments at any time and continuing until, during the preceding thirty (30) consecutive days, Availability is equal to or

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greater than the greater of (a) $10,000,000 or (b) ten percent (10%) of the Commitments for such period.
LIBOR:
1.for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (but in no event less than one-half of one percent (0.50%)) (i) the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making the LIBOR Rate available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by such other authoritative source (as is selected by the Lender in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and
2.for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (but which shall never be less than one-half of one percent (0.50%)) (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank eurodollar market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by such other authoritative source (as is selected by Agent in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at the date and time of determination.
Reporting Trigger Period: the period (a) commencing on the day that (i) an Event of Default has existed, or (ii) Availability is less than the greater of 12.5% of the Commitments and $12,500,000 at any time; and (b) continuing until, during the preceding thirty (30) consecutive days, no Event of Default has existed and Average Availability is more than the greater of 12.5% of the Commitments and $12,500,000 for such period.
Revolver Termination Date: February 16, 2023.
Unused Line Fee Rate: a per annum rate equal to 0.375%.

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ii.Section 2.1.7 of the Credit Agreement is hereby amended and restated to read as follows:
2.1.7    Increase in Revolver Commitments. Borrowers, through Borrower Agent, may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) such increase is approved by Agent in its Permitted Discretion and is subject to terms and conditions mutually agreed upon by Agent and Borrower Agent, (b) the requested increase is in a minimum amount of $20,000,000 (or such lesser amount which would, when added to all previously authorized increases pursuant hereto, cause such increase to reach the maximum amount set forth below) and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (c) increases under this Section do not collectively exceed $50,000,000 in the aggregate and no more than three (3) increases are made, (d) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase and (e) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under any Subordinated Debt agreement or the Indenture (the “Accordion”). Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Agent shall promptly notify Borrower Agent of each Lender’s response. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder so as to bring the Revolver Commitment up to the amount requested by Borrower Agent. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. If the full increase requested by Borrower’s Agent is not committed to by the Lenders after taking into account the participation of Eligible Assignees, then the Revolving Commitment nonetheless shall be increased to the extent any Lender or Lenders and/or Eligible Assignees expressly commit thereto pursuant to this Section 2.1.7. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by any Lender or Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.
iii.Section 3.1.4 of the Credit Agreement is hereby amended to add to the beginning of such section: “Subject to Section 3.11,”
iv.Section 3.5 of the Credit Agreement is hereby amended to add to the beginning of such section: “Subject to Section 3.11,”

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v.Section 3.6 of the Credit Agreement is hereby amended to add to the beginning of such section: “Subject to Section 3.11,”
vi.A new Section 3.11 is added to the Credit Agreement to read as follows:
3.11    Effect of Benchmark Transition Event.
a.Notwithstanding anything to the contrary herein or in any other Loan Document, (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.11)], if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment (except to the extent for any Benchmark Replacement Conforming Changes made by an amendment at the election of by Agent) to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the 5th Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to (except to the extent for Benchmark Replacement Conforming Changes made by an amendment at the election of Agent), or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
b.Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b) shall not be effective unless the Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice.
c.In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement

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Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
d.The Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, Term SOFR Event or Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) any Benchmark Replacement Conforming Changes made by the Agent and the effective date therof, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.11.
e.Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
f.Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Borrowing of, conversion to or continuation of any LIBOR Loans to be made,

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converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
vii.Section 5.3(e) of the Credit Agreement is hereby amended and restated to read as follows:
(e)    Concurrently with any issuance of Equity Interests by a Borrower (excluding any issuance of Equity Interests: (u) of Titan International’s Common Stock to make a Distribution permitted by Section 10.2.16(b)(iv); (v) in connection with a Qualifying PO; (w) in connection with a Permitted Acquisition; (x) pursuant to any employee or director option program, benefit plan or compensation program; (y) by a Subsidiary to Titan International or another Subsidiary to Titan International or another Subsidiary or (z) if waived by the Required Lenders, in connection with a Change of Control of any Borrower); Borrowers shall prepay Revolver Loans in an amount equal to the net proceeds of such issuance (except to the extent that such proceeds are intended to be, and in fact are, reinvested within 180 days from such date of issuance).
a.A new Section 7.7 is added to the Credit Agreement to read as follows:
7.7    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
i.In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and

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such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ii.As used in this Section 7.7, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
a.a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
b.a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
c.a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

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“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
b.Section 8.1 of the Credit Agreement is hereby amended and restated to read as follows:
8.1    Borrowing Base Certificates. By the 15th day of the month following the end of each calendar month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the just ended calendar month or, after an Event of Default, at such other times as Agent may request; provided, that during any Reporting Trigger Period, Borrowers shall deliver to Agent by the third (3rd) Business Day of each week following the end of the prior week a Borrowing Base Certificate prepared as of the close of business for the week just ended. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Senior Officer; provided that Agent may from time to time in its Permitted Discretion review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in quality, mix and other factors (but excluding Dilution, Shrink or other components of the Availability Reserve) affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve; provided, further that, if Agent shall make any such adjustment to any such calculation Agent shall provide Borrower Agent with a statement setting forth the basis for such adjustment.
c.Section 9.1.1 of the Credit Agreement is hereby amended and restated to read as follows:
9.1.1    Organization and Qualification. Each Borrower and its Domestic Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and its Domestic Subsidiaries are duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Borrower nor, as of the Closing Date, any Lender is an EEA Financial Institution. The information included in each Beneficial Ownership Certification delivered hereunder is true and correct in all respects as of the date thereof.
d.A new Section 10.1.2(j) is added to the Credit Agreement to read as follows:

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(j)  information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Terrorism Laws.
e.Section 10.1.3 of the Credit Agreement is hereby amended and restated to read as follows:
10.1.3    Notices. Notify Agent in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects a Borrower: (a) the commencement or written threat of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened, in writing, labor dispute, strike or walkout, or the expiration (absent renewal or extension) of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $10,000,000 or, while a Restriction Trigger Period exists, $2,500,000; (f) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (g) receipt of any material Environmental Notice; (h) the occurrence of any material ERISA Event; (i) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (j) any opening of a new office or place of business, within 10 days after such opening; (k) any cancellation or material change in any insurance maintained by any Borrower to the extent related to any Collateral; or (l) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.
f.Section 10.1.9 of the Credit Agreement is hereby amended and restated to read as follows:
10.1.9    Future Subsidiaries. Promptly notify Agent upon any Person becoming a Domestic Subsidiary (pursuant to a Permitted Acquisition, a Division or otherwise) and, at the election of Borrower Agent, cause such Domestic Subsidiary to be joined as a Borrower hereto by executing and delivering such documents, instruments and agreements (including without limitation a joinder to this Agreement and, to the extent applicable, any Security Documents) and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all Collateral of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate (it being understood and agreed that if the Borrowers desire to add the Property of any Domestic Subsidiary to the Borrowing Base hereunder,

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then such Domestic Subsidiary shall first be joined to this Agreement pursuant to the terms hereto) and deliver to Agent an each Lender all documentation and other information regarding such newly formed or acquired Domestic Subsidiary for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Terrorism Laws.
g.A new Section 10.1.10 is added to the Credit Agreement to read as follows:
10.1.10 No Cash Hoarding. If, at the end of any Business Day, there remains outstanding a principal balance on the Revolving Loans and the Consolidated Cash Balance exceeds $20,000,000.00 (or, if during a Cash Dominion Period, the Consolidated Cash Balance exceeds $0), then the Borrower shall, no later than the Business Day thereafter, (i) prepay the Revolver Loans outstanding on such Business Day in an aggregate principal amount equal to the lesser of (A) such excess and (B) the amount of Revolver Loans then outstanding and (ii) if a Default then exists, if Obligations remain after prepaying the all Revolver Loans because of LC Obligations, Cash Collateralize such LC Obligations, in each case to the extent any such excess remains on the date such prepayment is required to be made.
h.Section 10.2.8(b) of the Credit Agreement is hereby amended and restated to read as follows:
(b) at any time a Restriction Trigger Period is in effect or would result therefrom, purchase or redeem in cash, or through the issuance of Titan International’s Common Stock, any of Titan International’s Common Stock.
i.Section 10.2.16 of the Credit Agreement is hereby amended and restated to read as follows:
10.2.16 Conduct of Business; Issuance of Equity. (a) Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto or (b) issue any Equity Interests other than (i) any issuance of shares of Titan International’s Common Stock pursuant to (X) a stock split approved by Titan International’s Board or (Y) any employee or director option program, benefit plan or compensation program; (ii) any issuance by a Subsidiary to Titan International or another Subsidiary in accordance with Section 10.2.4; (iii) any issuance of shares of Titan International’s Common Stock in connection with an Acquisition permitted hereunder, and (iv) any issuance of shares of Titan International’s Common Stock to make a Distribution otherwise permitted to be made under Section 10.2.4(a)(i) and 10.2.4(b).

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j.Section 14.1.1 of the Credit Agreement is hereby amended to add to the beginning of such section: “Subject to Section 3.11,”
k.Schedule 1.1 to the Credit Agreement is hereby amended and restated with Schedule 1.1 attached hereto.
2.Representations and Warranties. To induce Agent and Lenders to enter into this Third Amendment, each Borrower represents and warrants to Agent and the Lenders that:
viii.each Borrower is duly authorized to execute, deliver and perform this Third Amendment;
ix.the execution, delivery and performance of this Third Amendment has been duly authorized by all necessary action, and does not (a) require any consent or approval of any holders of Equity Interests of any Borrower, except those already obtained; (b) contravene the Organic Documents of any Borrower; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Borrower’s Property;
x.this Third Amendment is the legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally;
xi.the representations and warranties of the Borrowers contained in the Credit Agreement and the other Loan Documents are true and correct as of the Third Amendment Effective Date (both before and after giving effect to the transactions contemplated hereby) with the same effect as though made on such date (except to the extent that such representations or warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); and
xii.immediately prior to and after giving effect to this Third Amendment, no Default or Event of Default has occurred and is continuing.
3.Conditions Precedent. The effectiveness of this Third Amendment is subject to each of the following conditions precedent being met and the date on which that has occurred shall be the Third Amendment Effective Date:
xiii.Amendment. Agent shall have received counterparts of this Third Amendment duly executed by Borrowers, Agent and the Lenders;
xiv.Searches. Agent shall have received such lien, tax, judgment, pending litigation and bankruptcy searches with respect to the Borrowers as it reasonably requires;
xv.Authorizing Documents. Agent shall have received a certificate of a duly authorized officer of each Borrower, certifying (i) that the copies of such Borrower’s Organic Documents previously provided remain the same and are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing

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execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents;
xvi.Warranties and Representations. The warranties and representations of the Borrowers contained in Section 2 of this Third Amendment shall each be true and correct;
xvii.Updated Projections. Agent shall have received updated projections of Titan International’s Financial Statements and Borrowers’ Financial Statements for the 2021 Fiscal Year prepared in a manner consistent with past practices.
xviii.Closing Fee. Agent shall have received a closing fee in the amount of $100,000 payable to Agent for the pro rata benefit of the Lenders;
xix.Fees. Agent shall have received the fees required to be paid per the Fee Letter; and
xx.Fees and Costs. Agent shall have received all fees, costs and expenses of Agent in connection with this Third Amendment including costs and fees of counsel to Agent and the Lenders.
4.Miscellaneous.
xxi.Effect of Third Amendment. The parties hereto agree and acknowledge that nothing contained in this Third Amendment in any manner or respect limits or terminates any of the provisions of the Credit Agreement or any of the other Loan Documents other than as expressly set forth herein and further agree and acknowledge that the Credit Agreement and each of the other Loan Documents remain and continue in full force and effect and are hereby ratified and confirmed. Instead, it is the express intention of the parties hereto to reaffirm the Debt created under the Credit Agreement, which is evidenced by certain Loan Documents and secured by the Collateral. The execution, delivery and effectiveness of this Third Amendment shall not operate as a waiver of any rights, power or remedy of Lenders or Agent under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document. No delay on the part of any Lender or Agent in exercising any of their respective rights, remedies, powers and privileges under the Credit Agreement or any of the Loan Documents or partial or single exercise thereof, shall constitute a waiver thereof. None of the terms and conditions of this Third Amendment may be changed, waived, modified or varied in any manner, whatsoever, except in accordance with Section 14.1.1 of the Credit Agreement. No reference to this Third Amendment need be made in any note, instrument or other document, including, but not limited to, any Loan Document, making reference to the Credit Agreement, any reference to the Credit Agreement in any such note, instrument or other document (including, without limitation, the Loan Documents) to be deemed to be referring to in the Credit Agreement as amended hereby.

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xxii.Release and Covenant Not to Sue. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever known or suspected as of the date hereof (individually, a "Claim" and collectively, "Claims") of every name and nature, both at law and in equity, which any Loan Party or any of their successors, assigns, or other legal representatives may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
(i)Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(ii)Each Borrower agrees that no fact, event, circumstance, evidence or transaction which is now known and could now be asserted shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
(iii)Each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by it pursuant to this. If any Borrower or any of their respective successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by any Releasee as a result of such violation.
xxiii.Captions. Section captions used in this Third Amendment are for convenience only, and shall not affect the construction of this Third Amendment.
xxiv.Governing Law. This Third Amendment shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of Illinois, without

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regard to any conflict of law principles (but giving effect to federal laws relating to national banks).
xxv.Counterparts. This Third Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Third Amendment. Delivery of an executed signature page to this Third Amendment by telecopy or e-mail (PDF) shall be deemed to constitute delivery of an originally executed signature page hereto and shall be legally binding on any party signing in such manner.
xxvi.Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
xxvii.Payment of Expenses. The Borrowers agree to pay all out-of-pocket expenses (including reasonable attorneys’ fees) of Agent in connection with the preparation and execution of this Third Amendment.
(Signature Pages Follow)

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(Signature Page to Third Amendment to Credit and Security Agreement)
IN WITNESS WHEREOF, this Third Amendment has been executed and delivered as of the date set forth above.

BORROWERS: TITAN INTERNATIONAL, INC. By: Name: David A. Martin Title: Senior Vice President and Chief Financial Officer
TITAN WHEEL CORPORATION OF ILLINOIS By: Name: David A. Martin Title: Authorized Agent
TITAN TIRE CORPORATION By: Name: David A. Martin Title: Authorized Agent
TITAN TIRE CORPORATION OF FREEPORT By: Name: David A. Martin Title: Authorized Agent

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(Signature Page to Third Amendment to Credit and Security Agreement)

TITAN TIRE CORPORATION OF BRYAN By: Name: David A. Martin Title: Authorized Agent
TITAN TIRE CORPORATION OF UNION CITY By: Name: David A. Martin Title: Authorized Agent
TITAN MARKETING SERVICES, LLC By: Name: David A. Martin Title: Authorized Agent
BMO HARRIS BANK N.A., as Agent and Lender By: Name: Clayton R. Foster Title: Vice President

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(Signature Page to Third Amendment to Credit and Security Agreement)

BANK OF AMERICA, N.A., as a Lender By: Name: Title:
JPMORGAN CHASE BANK, N.A., as a Lender By: Name: Title:

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SCHEDULE 1.1
to
Credit and Security Agreement
COMMITMENTS OF LENDERS

Lender	Total Revolver Commitments
BMO Harris Bank N.A.	$44,000,000
Bank of America, N.A.	$28,000,000
JPMorgan Chase Bank, N.A.	$28,000,000
TOTAL	$100,000,000

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